EXHIBIT 21.1

NORTHWEST AIRLINES CORPORATION

LIST OF SUBSIDIARIES

(wholly-owned unless otherwise specified)

Northwest Airlines Corporation (Delaware corporation)

Northwest Airlines Holdings Corporation (Delaware corporation)

NWA Inc. (Delaware corporation)

Northwest Airlines, Inc. (Minnesota corporation)

Win-Win L.P. (Delaware limited partnership) *

Wings Finance Y.K. (Japanese limited liability company)

NWA Fuel Services Corporation (New York corporation)

Montana Enterprises, Inc. (Montana corporation)

Tomisato Shoji Kabushiki Kaisha (Japan corporation)

NWA Worldclub, Inc. (Wisconsin corporation)

NWA Real Estate Holding Company LLC (Delaware limited liability company)

NW Red Baron LLC (Delaware limited liability company)

Margoon Holding B.V. (Netherlands corporation)

Aircraft Foreign Sales, Inc. (U.S. Virgin Islands corporation)

Northwest Aerospace Training Corporation (Delaware corporation)

MLT Inc. (Minnesota corporation)

NWA Aircraft Finance, Inc. (Delaware corporation)

Northwest Airlines Cargo, Inc. (Delaware corporation)

NWA Retail Sales Inc. (Minnesota corporation)

Cardinal Insurance Company (Cayman) Ltd. (Cayman Islands corporation)

*      Northwest Airlines, Inc. is 99% limited partner